Exhibit 99.1

Green Plains Completes Cargill Feed Yard Acquisition

OMAHA, Neb., May 16, 2017 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE)  today announced that its subsidiary, Green Plains Cattle Company, completed the previously announced acquisition of two cattle feed yards from Cargill for approximately $36.7 million, excluding working capital. The transaction includes feed yards located in Leoti, Kan. and Yuma, Colo.,  adding capacity of 155,000 head to the company’s operations, and positions Green Plains Cattle Company as the fourth largest cattle feeder in the United States with total capacity of more than 255,000 head.

“This acquisition achieves scale in our cattle feeding operations and creates significant internal demand for our ethanol co-products,” said Todd Becker, president and chief executive officer of Green Plains. “We will use our risk management expertise to optimize this acquisition’s  contributions and further diversify our earnings stream.”

The company also entered into a long-term supply agreement with Cargill Meat Solutions to provide a reliable supply of cattle from the Leoti and Yuma locations, as well as Green Plains’ existing feedlot in Kismet, Kan. The transaction was financed using cash on hand.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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